ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

Addison, Texas, November 15, 2012; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the quarter ended September 30, 2012 and provided a review of its operating activities.

Since our last quarterly report, significant progress has been made and the company has achieved numerous important commercial and financial goals including:

▬	Received our first order of Altrazeal® for Europe which will be shipped shortly

▬	Entered into a strategic collaboration for the development of our mucoadhesive OraDisc™ technology

▬	Arranged a $2 million financing at a 122% premium to market

▬	Completed the production of 0.75 gram Altrazeal® blister pack and made the initial shipment to Australia

▬	Made the first shipment to our commercial partner of the veterinary product Derazil®.

Based upon our achievements to date in 2012, we are on target to achieve our previously stated objectives for the year, which include:

•	Launch of Altrazeal® in the veterinary market

•	Launch of Altrazeal® in Australia

•	Launch of Altrazeal® in four markets in 2012

•	Completion of manufacturing scale-up for the new 0.75 gram dosage size of Altrazeal®

•	Completion of equity and debt financings to fund the Company’s business plan

•	Entering additional strategic commercialization agreements

Commenting on the commercial activities, Kerry P. Gray, President and CEO, stated, “The progress that has been made in the first nine months has been outstanding and provides us with confidence for the achievement of rapid revenue growth in 2013. The introduction of Altrazeal® in Australia which is supported by excellent clinical experiences and the positive clinical response that is being experienced in Europe bodes well for the rapid market adoption of Altrazeal®.  Achieving the shipment of the 0.75 gram blister pack of Altrazeal® to Australia and the initial shipment of Derazil® all within a 5 day period is a tremendous achievement for a small organization. I believe with the necessary financing in place, a network of outstanding strategic partners and the excellent clinical success of Altrazeal® we are well placed as we enter 2013.”

For the third quarter of 2012, the Company reported a net loss of $0.8 million, or $0.10 per share, compared with a net loss of $1.0 million, or $0.18 per share, for the same period last year.  For the nine months ended September 30, 2012, the reported loss has been decreased compared to prior year from $3.2 million, or $0.55 per share, to $2.6 million, or $0.32 per share.

Operating Results

Revenues
Revenues for the third quarter of 2012 were $89,000, as compared to $74,000 for the third quarter of 2011.  The increase in revenues is due primarily to increased Altrazeal product sales.

Cost of Goods Sold
Cost of goods sold for the third quarter of 2012 was $113,000, as compared to $11,000 for the third quarter of 2011.  The increase in cost of goods sold is due primarily to increased Altrazeal product sales and from the write-off of $79,000 in obsolete finished goods.

Research and Development
Research and development expenses for the third quarter of 2012 were $153,000, including no share-based compensation, as compared to $233,000, which included $17,000 in share-based compensation, for the third quarter of 2011.  The decrease of approximately $80,000 in research and development expenses was primarily due to lower costs for regulatory consulting of $20,000, lower scientific compensation costs of $60,000 related to share-based compensation and a lower head-count.

Selling, General and Administrative
Selling, general and administrative expenses for the third quarter of 2012 were $376,000, including $8,000 in share-based compensation, as compared to $567,000, which included $25,000 in share-based compensation, for the third quarter of 2011.  The decrease of approximately $191,000 in selling, general and administrative expenses was primarily due to lower costs for compensation of $51,000, lower consulting costs for investor relations of $47,000, lower sales & marketing costs of $29,000 due to a revised sales and marketing plan, decreased costs for insurance of $16,000, reduced costs for corporate travel of $12,000, and lower legal costs of $14,000.

Other income and Other expenses
Interest expense for the third quarter of 2012 was $134,000 as compared to $23,000 for the third quarter of 2011.  The increase of approximately $111,000 is primarily attributable to costs associated with our convertible debt.

Commenting on the financial results Kerry P. Gray, President and CEO, stated, “Revenue for the third quarter was basically in line with our projections.  Our expenses during the quarter remain consistent with our business plan as we continue to limit expenses to revenue generating activities. Over the course of the year we have continued to reduce our operating expenses.  Financial performance in the fourth quarter will show continued improvement as revenues will increase significantly due to the sale of Altrazeal® in additional markets and our initial shipment of Derazil®.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the anticipated launch of Altrazeal® in various markets and countries, the completion of strategic alliances, the anticipated market adoption of Altrazeal®, the clinical and economic benefits of Altrazeal®, the improvement in financial performance in the fourth quarter of 2012, the achievement of rapid revenue growth in 2013, and the timing of shipments of Altrazeal®.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES
License fees	$11,400	$6,184	$29,163	$18,349
Royalty income	16,633	18,861	49,918	51,528
Product sales, net	60,889	48,607	126,057	159,132
Total Revenues	88,922	73,652	205,138	229,009

COSTS AND EXPENSES
Cost of goods sold	113,415	11,065	135,745	35,545
Research and development	152,985	233,087	517,196	749,049
Selling, general and administrative	375,767	566,541	1,365,836	1,779,045
Amortization of intangible assets	119,763	206,454	356,687	612,632
Depreciation	75,219	75,359	225,691	227,665
Total Costs and Expenses	837,149	1,092,506	2,601,155	3,403,936

OPERATING (LOSS)	(748,227)	(1,018,854)	(2,396,017)	(3,174,927)

Other Income (Expense)
Interest and miscellaneous income	30,720	1,857	33,745	9,485
Interest expense	(134,218)	(22,545)	(191,008)	(48,839)
(LOSS) Before Income Taxes	(851,725)	(1,039,542)	(2,553,280)	(3,214,281)

Income taxes	---	---	---	---
NET (LOSS)	$(851,725)	$(1,039,542)	$(2,553,280)	$(3,214,281)

Less preferred stock dividends	(12,288)	(462)	(35,168)	(462)
NET (LOSS) Allocable to Common Stockholders	$(864,013)	$(1,040,004)	$(2,588,448)	$(3,214,743)

Basic and diluted net (loss) per common share	$(0.10)	$(0.18)	$(0.32)	$(0.55)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	8,267,755	5,928,084	8,106,117	5,850,900

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	September 30, 2012	December 31, 2011
	(Unaudited)	(Audited)

Cash and cash equivalents	$36,557	$46,620
Current assets	1,193,463	1,349,456
Property and equipment, net	911,117	1,072,460
Other assets	5,740,331	4,640,504
Total assets	7,844,911	7,062,420

Current liabilities	2,477,520	2,053,867
Long term liabilities – convertible notes payable	2,000,866	234,882
Long term liabilities – deferred revenue	846,953	672,282
Total liabilities	5,325,339	2,961,031
Total stockholders’ equity	2,519,572	4,101,389